ASSET PURCHASE AGREEMENT


                                  by and among



                                IVAX Corporation

                                    ("IVAX"),

                              IVAX Industries Inc.

                                   ("Seller"),

                          IVAX Industries Canada, Inc.

                                ("IVAX Canada"),

                           IVAX Industries U.K., Ltd.

                                   ("IVAX UK")

                                       and

                              Sybron Chemicals Inc.

                                    ("Buyer")

                                      dated



                                  July 29, 1997

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (the "Agreement") is made as of the 29th day of July, 1997, among Ivax Corporation, a Florida corporation ("IVAX"), IVAX Industries, Inc., a Delaware corporation (the "Seller"), IVAX Industries Canada, Inc., an Ontario, Canada corporation ("IVAX Canada") and IVAX Industries U.K., ltd., a United Kingdom corporation ("IVAX UK") (the Seller, IVAX Canada and IVAX UK are sometimes collectively referred to herein as, the "Industries Group") and Sybron Chemicals Inc., a Delaware corporation (the "Buyer").

     Whereas, the Seller is a wholly-owned subsidiary of IVAX; and

     Whereas, IVAX Canada and IVAX UK are wholly-owned subsidiaries of the Seller; and

     Whereas, the Buyer desires to purchase from the Industries Group, and the Industries Group desires to sell to the Buyer, upon the terms and conditions set forth herein, certain assets of the Industries Group that relate to the Industries Group's textile and garment processing business principally located in Rock Hill, South Carolina (the "Business"); and

     Whereas, the Buyer acknowledges that the assets being purchased are not all of the assets used in the Business:

     Now,   Therefore,   in  consideration  of  the  respective   covenants  and
representations and warranties contained herein, the parties hereto hereby agree as follows:

1.                Purchase And Sale Of Assets.

          1.1    Description of Transferred  Assets. The Industries Group agrees
                 -----------------------------------
to sell and transfer to the Buyer, and the Buyer agrees to purchase from the Industries Group at the Closing (as defined in Section 2), subject to and upon the terms and conditions contained herein, free and clear of any pledge, lien, option, security interest, mortgage, claim, charge or other encumbrance of any kind whatsoever except Permitted Encumbrances (as defined in Section 3.10), the following properties and assets of the Industries Group (collectively, the "Transferred Assets"):

                  (a)

                           (i) all finished goods inventory and supplies of the Seller as of the Closing Date relating exclusively to the Business ("Inventory");

                           (ii) all accounts receivable and notes receivable of the Seller as of the Closing Date relating exclusively to the Business and prepaid expenses as of the Closing Date relating exclusively to the assets being sold;

                           (iii) the personal property and other physical assets of the Seller relating exclusively to the Business which are set forth on Schedule
                                     1.1(a)(iii); and

                           (iv) the research and development equipment set forth on Schedule 1.1(a)(iv);

                  (b) All rights of the Seller with respect to leasehold interests relating to the personal property used exclusively in the Business as listed on Schedule l.l(b) (the "Leases");

                  (c) All rights of the Seller under all governmental licenses, permits, authorizations, approvals, consents and franchises to the extent assignable and listed on Schedule l.l(c);

                  (d) All rights of the Seller in the patents, patent rights, inventions, processes, designs and applications for patents used by Seller exclusively in the Business, and the trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, trade names, registered designs and unregistered design rights, used by Seller exclusively in the Business listed in Schedule 1.1(d) hereto (collectively, "Intellectual Property");

                  (e) All rights of the Seller in trade secrets, processes, engineering data, know-how, manufacturing procedures, safety data sheets, formulae and confidential information used by Seller exclusively in the operation of the Business ("Technical Information");

                  (f) All rights of the Seller in the customer and supplier mailing lists and records, account histories, sales and pricing information, advertising and promotional materials, marketing programs and quality control records and procedures relating exclusively to the Business;

                  (g) All rights of the Seller under all contracts, customer and vendor orders, and agreements exclusively relating to the Business as well as any assignable warranties and indemnities from third parties relating to the Transferred Assets, including, without limitation, to the extent assignable, any such rights under that certain Asset Purchase and Sale Agreement (the "Ecolab Purchase Agreement"), dated as of December 7, 1993, among Ecolab Inc., Ecolab Ltd. (collectively, "Ecolab"), IVAX Industries Canada, Inc. and the Seller, that certain Purchase Agreement, dated April 23, 1993, among Elf Atochem North America, Inc., Elf Atochem Canada Inc. and IVAX;

                  (h) All rights of Seller under all assignable confidentiality and non-competition agreements from present and past employees of the Business and from other third parties to the extent they relate exclusively to the Business (collectively, with the agreements described under subsection 1.1(g) above, the "Contracts");

                  (i)      those assets of IVAX Canada which are set forth on
Schedule 1.1(i); and

                  (j)      those assets of IVAX UK which are set forth on
Schedule 1.1(j).

         1.2      Excluded Assets.  The following assets of the Industries Group
                  ----------------
shall be excluded from the assets to be sold to the Buyer hereunder (the "Excluded Assets"):

                  (a)      cash, cash equivalents and bank accounts;

                  (b) all assets of any nature located in the Seller's Horsham facility;

                  (c) except as otherwise specifically provided in this Agreement, all financial or administrative records;

                  (d)      all computer systems and software;

                  (e) all other assets of the Industries Group of every kind and description, tangible or intangible, not specifically identified in
Section 1.1 whether or not they pertain to or are useful or used in the Business, including, without limitation, assets shared with other divisions of the Industries Group, and assets listed on Schedule 1.2.

         1.3      Assumption of Certain Liabilities.  On the terms and subject
                  ----------------------------------
to the conditions set forth herein, and subject to Section 1.4 hereof, from and after the Closing, the Buyer (or, with respect to obligations and liabilities of IVAX Canada or IVAX UK, its designee) will assume and satisfy or perform when due (A) all obligations and liabilities of the Industries Group reflected on the Closing Date Balance Sheet (as defined in Section 1.7), (B) all obligations and liabilities of the Industries Group arising or to be performed or discharged after the Closing Date under the Leases, Permits, and Contracts, (C) all obligations and liabilities of the Seller under the Indemnity Letters (as hereinafter defined) related to sales or distributions by the Buyer or its affiliates after the Closing of BLUE-J(R) INDI-GO POWDER, and (D) such other obligations and liabilities as are specifically assumed in this Agreement (collectively, "Assumed Liabilities").

         1.4      Liabilities Not Assumed.  Notwithstanding anything in this
                  ------------------------
Agreement to the contrary, the Buyer will not assume or perform any liabilities or obligations not specifically contemplated by Section 1.3 hereof including, without limitation, any of the following obligations and liabilities:

                  (a) any liability or obligation of the Industries Group for Taxes based on or measured by any income or gain realized by the Industries Group upon the transfer of the Transferred Assets hereunder, or for Taxes applicable for all periods ending on or before the Closing Date;

                  (b) any liability or obligation of the Industries Group arising out of any "employee benefit plan," as such term is defined by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), established or maintained by the Industries Group or to which the Industries Group contributes or any liability with respect to any other pension, benefit or profit sharing plan of the Industries Group or the termination of any such plan;

                  (c) other than as set forth in Section 5.2, any liability or obligation of the Industries Group for making payments of any kind (including as a result of the sale of

Transferred Assets or as a result of the termination of employment by the Industries Group of employees or other labor claims) to employees of the Industries Group or in respect of payroll taxes for employees of the Industries Group, including without limitation any liabilities or obligations of the Industries Group arising under or with respect to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Worker Adjustment and Retaining Notification Act ("WARN") and the Occupational Safety and Health Act ("OSHA");

                  (d) any liability or obligation of the Industries Group with respect to any claims or actions arising under or relating to any Environmental Laws (as defined in Section 3.16), or related common law theories, including third party claims and any liability or obligation for any penalties, fines, expenses, costs, losses, claims or damages arising out of or resulting from any generation, storage, treatment, handling, disposal or release of Hazardous Materials (as defined in Section 3.16);

                  (e) any liability or obligation of the Industries Group with respect to the litigation described under item 2 of Schedule 3.13;

                  (f) any liability or obligation of the Seller arising under any of the letters (the "Indemnity Letters") provided by the Seller to certain of its customers whereby the Seller agreed to indemnify and hold harmless such customers against any and all claims, expenses, losses and/or damages assessed against such customers or their customers in a suit brought for infringement of United States Letters, Patent No. 5,366,510 because of the purchase or use by such customers of the Seller's IVX-1664 commercialized as BLUE-J(R) INDI-GO POWDER, but only with respect to sales or distributions of such product by the Seller or its affiliates prior to the Closing; and

                  (g)      except as assumed pursuant to Section 1.3(A), (B) or
(C), any liability or obligation of the Industries Group arising out of the Industries Group's conduct of the Business or any other business of the Industries Group prior to the Closing.

         1.5      Purchase Price.  The total purchase price (the "Purchase
                  ---------------
Price") which the Buyer shall pay to the Industries Group for the Transferred Assets and in consideration of the other covenants and agreements of the Industries Group contained herein is Thirteen Million Seven Hundred Seventy Thousand Dollars ($13,770,000).

         1.6      Allocation of the Purchase Price.  The parties hereto agree
                  ---------------------------------
that the Purchase Price shall be allocated as set forth in Schedule 1.6 and agree that such allocation is based upon the fair market value of the Transferred Assets and is an appropriate allocation. Such allocation shall be binding upon the parties hereto and the parties hereto shall file their respective tax returns in accordance with such allocation and shall not take any position or action inconsistent with such allocation.

         1.7      Purchase Price Adjustment.
                  --------------------------

                  (a)      Within 45 days after the Closing Date (as defined in
Section 2), the Seller shall deliver to the Buyer a balance sheet of the Transferred Assets and Assumed Liabilities as of 11:59 p.m. on the Closing Date (the "Closing Date Balance Sheet") prepared by the Seller accompanied by a report from Seller's independent certified public accountants that the Closing Date Balance Sheet has been prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied, except as noted on Schedule 1.7(a) (the "Closing Date Balance Sheet GAAP Exceptions"), and, subject to the Closing Date Balance Sheet GAAP Exceptions, presents fairly, in all material respects, the Transferred Assets and Assumed Liabilities at the Closing Date. The amount of Inventory included on the Closing Date Balance Sheet shall be determined pursuant to physical inventories conducted not later than 10 days after the Closing Date, as adjusted for additions and deletions occurring between the Closing Date and the taking of such physical inventories, and each party's independent certified public accountants shall be permitted to personally observe all such physical inventories. Seller and Buyer each shall pay the fees and expenses of its own accountant incurred in connection with the preparation and audit of the Closing Date Balance Sheet.

                  (b) If the Buyer has any objection to the Closing Date Balance Sheet, it shall deliver to the Seller a statement describing with reasonable detail such objections within 30 days after the Buyer's receipt of the Closing Date Balance Sheet. During such 30-day period, Buyer and its accountants shall have access to the work papers and such other documents and information relating to the preparation of the Closing Date Balance Sheet as they shall reasonably request. The Buyer and the Seller shall use reasonable efforts to resolve any such objections. If the Buyer and the Seller are unable to finally resolve such objections within 20 days after the Seller's receipt of such objections, the Buyer and the Seller shall, within 20 days after such 20-day period, select a mutually acceptable, neutral "Big Six" accounting firm ("Neutral Arbitrator") to resolve any remaining objections. A firm will be considered neutral if it has not within the past three years performed, and does not currently perform or contemplate performing, any accounting, consulting or other services for any of the parties. The Buyer and Seller will present their remaining unresolved objections in writing, along with supporting documentation, to the Neutral Arbitrator and opposing party, within 15 days after retaining the Neutral Arbitrator. The Neutral Arbitrator will, using the standards prescribed in Section 1.7(a) hereof, render its decision to the parties in writing within 30 days after being retained. The Neutral Arbitrator's decision will be based solely on each parties written documentation and shall be final and binding on the parties. The fees and expenses of the Neutral Arbitrator shall be shared equally by the Buyer and the Seller. The Seller will revise the Closing Date Balance Sheet to reflect the resolution of any objections thereto pursuant to this paragraph Section 1.7(b).

                  (c) If the excess of the Transferred Assets over the Assumed Liabilities, as reflected on the Closing Date Balance Sheet, as revised to reflect any revisions thereto made pursuant to Section 1.7(b) ("Closing NBV"), is greater or less than Three Million Seven Hundred Eighteen Thousand Dollars ($3,718,000) ("Threshold NBV"), then (i) the amount, if any, by which the Closing NBV is greater than Threshold NBV shall be added to the Purchase Price, and (ii) the amount, if any, by which the Closing NBV is less than Threshold NBV shall be deducted from the Purchase Price.

                  (d) On or before the second business day following the date on which the Closing Date Balance Sheet is finally determined, Buyer shall pay the amount of any net upward adjustment of the Purchase Price pursuant to
Section 1.7(c) to Seller or Seller shall pay the amount of any net downward adjustment of the Purchase Price pursuant to
Section 1.7(c) to Buyer. In either case, such payment shall be made by wire transfer of immediately available funds plus interest thereon from the Closing Date, at the "prime" rate of interest as reported in The Wall Street Journal.

         1.8      Acknowledgment.  The Buyer acknowledges that the Transferred
                  ---------------
Assets are not sufficient to enable the Buyer to operate and conduct the Business after the Closing in substantially the same manner as the Business has previously been conducted by the Industries Group. The Transferred Assets constitute less than all of the assets currently used by the Industries Group in connection with the Business. The Buyer is purchasing the Transferred Assets for use in its business where it has an existing operational infrastructure to realize the value of the Transferred Assets.

2. Closing. The closing of the purchase and sale of the Transferred Assets and the other transactions contemplated hereby (the "Closing") shall take place at the offices of the Seller in Horsham, Pennsylvania at 10:00 a.m. on July 29, 1997 or such other location or later date and time as may be agreed to by the Buyer and the Seller (the "Closing Date"). At the Closing:

         (a) Each of the Industries Group shall execute and deliver to the Buyer a Bill of Sale, in the form agreed to by the parties, and shall execute and deliver to the Buyer all such other instruments and documents of conveyance and assignment (including without limitation assignments of patents, trademarks and other intellectual property), as are reasonably requested by the Buyer to vest in the Buyer title to the Industries Group's rights in the Transferred Assets.

         (b) The Seller shall deliver to the Buyer duly executed termina-tion statements terminating all liens and encumbrances, if any, to the Transferred Assets, other than Permitted Encumbrances.

         (c) The Seller and IVAX, on the one hand, and Buyer, on the other, each shall deliver to the other a Certificate, duly executed by their respective Presidents or Corporate Secretaries, in the form agreed to by the parties.

         (d) The Seller and Buyer shall each execute and deliver to each other a Toll Manufacturing and Supply Agreement in the form agreed to by the parties.

         (e) The Buyer shall execute and deliver to each of the Industries Group an Assumption Agreement in the form agreed to by the parties, and such other instruments and documents as are reasonably requested by the Seller to effect the assumption by the Buyer of the Assumed Liabilities.

         (f) The Buyer shall pay to the Industries Group the Purchase Price payable to the Seller at the Closing, by wire transfer of immediately available funds in accordance with Seller's instructions.

3.              Representations And Warranties Of The Industries Group And Ivax.

         The Industries Group and IVAX each make the following representations and warranties as of the Closing Date:

         3.1      Due Organization.  Each of the Industries Group is a
                  -----------------
corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. The Seller has delivered to the Buyer complete and correct copies of its Articles of Incorporation, as amended, and its By-Laws.

         3.2      Authorization.  Each of the Industries Group has all corporate
                  --------------
power and authority to enter into and perform this Agreement and the other documents and instruments to be executed and delivered by it pursuant to this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Industries Group and IVAX of this Agreement and the consummation by the Industries Group and IVAX of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Industries Group and IVAX. This Agreement has been duly executed and delivered by the Industries Group and IVAX and constitutes the legal, valid and binding obligation of the Industries Group and IVAX and is enforceable against the Industries Group and IVAX in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors rights generally and to general principles of equity.

         3.3      No Conflicts; Approvals.
                  ------------------------

                  (a) Neither the execution, delivery and performance of this Agreement by the Industries Group nor the consummation of the transactions contemplated hereby will, except where the conflict, breach, default or result would not have a material adverse effect on the Transferred Assets taken as a whole, (i) conflict with or result in a breach of any provision of the charter or other organizational documents of any of the Industries Group, (ii) result in any material conflict with, breach of, or default under any agreement or instru-ment to which any of the Industries Group is a party and the Transferred Assets may be subject, (iii) violate any order, law, rule or regulation applicable to any of the Industries Group or (iv) result in the creation of any pledge, lien, security interest, mortgage, charge or other encumbrance of any kind upon the Transferred Assets.

                  (b) No material action, consent or approval by, or filing by the Industries Group with, any federal, state, municipal, foreign or other court or governmental body or agency, or any other regulatory body, or any other person is required in connection with the execution, delivery or performance by the Industries Group of this Agreement or the consummation of transactions contemplated hereby, except any filing, consent or approval that has been made or obtained prior to the Closing, or as set forth in Schedule 3.3.

         3.4      Financial Statements.  Attached as Schedule 3.4(a) are the
                  --------------------
following financial statements of the Business (the "Financial Statements"):
The unaudited selected balance sheet information of the Business as at June 30, 1997, December 31, 1996 and December 31, 1995, and the unaudited statement of revenues and expenses of the Business for the periods of the Business then ended. The Financial Statements have been prepared on a consistent basis throughout the periods indicated in accordance with GAAP, except as noted on Schedule 3.4(b) (the "Financial Statement GAAP Exceptions"), and, subject to the Financial Statement GAAP Exceptions, present fairly in all material respects the financial condition of the Business at the respective dates thereof and the results of its operations for the periods covered thereby.

         3.5      Accounts Receivable.  Seller has delivered to Buyer a true and
                  --------------------
complete aged list of the accounts receivable of the Business as of December 31, 1996 and June 30, 1997. All accounts receivable included in the Transferred Assets constitute only bona fide, valid and binding claims arising in the ordinary course of Business, subject to no known counterclaims or setoffs.

         3.6      Inventories.  All Inventory has been produced or purchased in
                  ------------
the ordinary course of conduct of the Business, satisfies the applicable specifications therefor and is salable in the ordinary course of business of the Business.

         3.7      Customers and Sales; Suppliers.  Schedule 3.7 is a complete
                  -------------------------------
and correct list of (i) customers of the Business who purchased in excess of
(a) $400,000 of products from the Business during the 12-month period ended December 31, 1996 or (b) $200,000 of products from the Business during the 6-month period ended June 30, 1997 and (ii) the top five suppliers to the Business for the 12-month period ended December 31, 1996 and the 6-month period ended June 30, 1997, together with summaries of the sales made to each such customer and purchases made from each such supplier, for each of the 12-month period ended December 31, 1996 and the 6-month period ended June 30, 1997. Except as set forth on Schedule 3.7, to the Best Knowledge of the Seller (as hereinafter defined), no such customer or supplier intends to cease doing business with the Industries Group, or materially decrease the amount of the business that it is presently doing with the Industries Group. Except as set forth on Schedule 3.7, to the Best Knowledge of Seller or IVAX, the consummation of the transactions contemplated hereby will not, and is not reasonably expected to, materially adversely affect the relationship of the Buyer (as successor to Seller) with any such customer or supplier.

         3.8      Permits; Intellectual Property.
                  -------------------------------

                  (a) Schedule 1.1(c) sets forth a list of all material governmental licenses, permits, authorizations, approvals, consents and franchises owned, held, licensed or otherwise used by the Industries Group exclusively with respect to the Transferred Assets (collectively, "Permits"), all of which are in full force and effect except where the failure would not have a material adverse effect on the Transferred Assets taken as a whole. Except as set forth on Schedule 3.8, neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby will adversely affect the status of the Permits.

                  (b) Schedule 1.1(d) sets forth a list of all material Intellectual Property used by the Industries Group exclusively in the Business. Except as disclosed on Schedule 3.8, the Industries Group owns or possesses the sole and exclusive rights to use (without making any payment or granting any right to any person in exchange) all such material Intellectual Property.
Except as disclosed on Schedule 3.8, the Industries Group has not received written notice of any claims asserting the invalidity or unenforceability of any of such material Intellectual Property, and the Industries Group has not received written notice asserting the infringement by the Industries Group of any trademark, service mark, copyright, patent, patent right or other proprietary right of any other person in connection with such material Intellectual Property, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will alter or impair any such material Intellectual Property.

         3.9      Personal Property.  The tangible personal property listed on
                  ------------------
Schedules 1.1(a)(iii) and 1.1(a)(iv) is transferred strictly "as is, where is" with no further representation or warranty whatsoever.

         3.10     Title.  The Industries Group has, and will convey to Buyer
                  ------
hereunder, good and valid title to the Transferred Assets owned by the Industries Group, free and clear of all mortgages, liens, pledges, charges or other encumbrances, except for encumbrances listed on Schedule 3.10 ("Permitted Encumbrances").

         3.11     Contracts.
                  ----------

                  (a) Listed on Schedule 3.11 are all Contracts. The Seller has delivered to the Buyer complete and correct copies of the Contracts.

                  (b) Except as set forth on Schedule 3.11, (i) the Industries Group has complied with all material commitments and obligations pertaining to the Contracts, (ii) the Industries Group is not in material default under any Contract and has not received or given any notice of default thereunder, and to the Seller's Best Knowledge no other party to any Contract is in material default thereunder, and (iii) to the Seller's Best Knowledge, no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a material default thereunder.

                  (c) Subject to limitations imposed by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors rights generally, and to general principles of equity, and application of non-U.S. law, each of the Contracts is (i) the legal, valid and binding obligation of the Industries Group entity which is a party thereto and, to the Best Knowledge of the Seller, the other parties thereto, and
(ii) in full force and effect and will continue in full force and effect following the consummation of the transactions contemplated hereby.

         3.12     Labor Matters.
                  --------------

                  (a) None of the Industries Group's employees in the Business are represented by any labor union or covered by any collective bargaining agreement.

                  (b) Schedule 3.12 sets forth, with respect to each of the Transferred Employees (as hereinafter defined), (A) his or her (i) rate of compensation, (ii) title, (ii) original date of hire, and (iii) vacation benefits, sick leave and personal leave benefits to the extent, if any, payable in cash upon termination of his or her employment, and (B) whether the Transferred Employee has an employment agreement to which any of the Industries Group is a party or by which it is bound, including covenants not to compete and non-disclosure agreements.

                  (c) The Seller has delivered or made available to the Buyer copies of all of the personnel policies, handbooks, procedures, forms of employment applications and employment agreements relating to the Transferred Employees, if any, to which any of the Industries Group is a party.

                  (d) The Industries Group, with respect to the Transferred Employees, has complied in all material respects with all laws relating to the employment of labor, including but not limited to any provisions thereof relating to wages, hours, collective bargaining and the payment of social security, unemployment compensation and similar taxes, and none of the Industries Group is liable for any arrears of wages or any taxes or penalties for failures to comply with any of the foregoing, in each case, where such failure to comply or liability would materially and adversely affect the Business or the Transferred Assets, taken as a whole.

         3.13     Litigation.  Except as set forth in Schedule 3.13, there are
                  -----------
no claims, actions, suits, proceedings or investigations, pending or, to the Best Knowledge of the Seller, threatened, against the Industries Group with respect to the Business or the Transferred Assets.

         3.14     Conformity with Law.  Except as set forth on Schedule 3.14,
                  --------------------
the Industries Group is conducting the Business in substantial compliance with all applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, rules and regulations and is not in violation of any of the foregoing that would materially and adversely affect the Transferred Assets taken as a whole.

         3.15     Absence of Changes.  Except as set forth in any Schedule to
                  -------------------
this Agreement, since December 31, 1996, the Industries Group has carried on the Business in the ordinary course, and since December 31, 1996 with respect to the Business, there has not been any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), revenues or income of the Business, or any damage, destruction or other casualty loss to or forfeiture of any of the Transferred Assets (whether or not covered by insurance) which would be material to the Transferred Assets taken as a whole.

         3.16     Environmental Matters.
                  ----------------------

                  (a) Except as set forth on Schedule 3.16, the Business is not in violation of any existing federal, state or local law, statute or regulation, or any existing decree, order, arbitration award, or any license or permit issued by any federal, state or local governmental authority relating to occupational health and safety or pollution or protection of the environment (the "Environmental Laws") that would have a material adverse effect on the Transferred Assets taken as a whole, including without limitation Environmental Laws relating to: (i) treatment, storage, disposal, generation and transporta-tion of pollutants, contaminants, toxic substances, hazardous substances, solid wastes, or hazardous wastes as any of those terms are defined in any of the Environmental Laws ("Hazardous Materials"); (ii) air, water and noise pollution;
(iii) ground water contamination; (iv) the release into the environment of Hazardous Materials; (v) storage tanks, vessels and related equipment; (vi) abandoned or discarded barrels, containers and other closed receptacles; or (vii) health and safety of employees and other persons.

                  (b) Except as set forth on Schedule 3.16, none of the Industries Group has received any written notice or written complaint in the last five years of any violation of the Environmental Laws with respect to the Transferred Assets which would have a material adverse impact on the Transferred Assets taken as a whole.

         3.17     Absence of Certain Business Practices.  In connection with the
                  --------------------------------------
Business, none of the Industries Group nor any officer, employee or agent of the Industries Group, nor, to the Best Knowledge of Seller, any other person acting on its behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist Seller in connection with any actual or proposed transaction) which (A) could reasonably be expected to subject the Industries Group to any damage or penalty in a material civil, criminal or governmental litigation or proceeding, (B) if not given in the past, could reasonably be expected to have had a material adverse effect on the assets, business or operations of Business or (C), if not continued in the future, could reasonably be expected to materially adversely affect the Business or to subject the Industries Group to suit or penalty in any material private or governmental litigation or proceeding.

         3.18     Technical Information.  Except as set forth on Schedule 3.18,
                  ---------------------
the Industries Group has not granted to any third party any right to use the Technical Information or disclosed such Technical Information to any third party, other than in the ordinary course of business and, as it relates to confidential information, subject to confidentiality or non-disclosure provisions or agreements. A list of any such confidentiality provisions or agreements entered into by any of the Industries Group since December 31, 1993, which are currently in effect, with persons other than employees, distributors, sales representatives or agents of the Industries Group, is set forth on
Schedule 3.18 hereto. The Technical Information together with the other Transferred Assets includes all information necessary to produce the products presently manufactured and sold by the Business in substantially the same manner in which they presently are manufactured and sold by the Industries Group.

         3.19     Brokers and Finders.  Neither the Industries Group nor any
                  --------------------
officer, director, or employee of the Industries Group has incurred any liabilities for any brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

         3.20     Insurance.  The Seller maintains (or IVAX maintains on behalf
                  ----------
of the Seller) liability (including product liability), casualty, property loss and other insurance coverage upon the Transferred Assets and with respect to the conduct of the Business, in such amounts as are, at a minimum, deemed appropriate and sufficient for companies of similar size engaged in similar types of business and operations. Schedule 3.20 sets forth a list identifying the name of the insurers issuing such insurance policies.

         3.21     Product Performance.  Products the Industries Group is
                  --------------------
currently promoting and selling in 1997, being offered for stone washed performance, are technologically advanced and superior on a cost performance basis as compared to the Stone-Eze products sold in the 1989- 1990 time frame, and referred to in the affidavit of Shelby L. Polk dated May 6, 1997. Further, these technologically advanced products represent the major part of the Business and the Business' current sales and marketing efforts in the denim products business.

         3.22     Disclosure.  This Agreement and the schedules hereto and all
                  -----------
other documents and information furnished to the Buyer and their representatives pursuant hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.                Representations Of The Buyer.

         The Buyer makes the following representations and warranties as of the Closing Date:

         4.1      Due Organization.  The Buyer is a corporation duly organized,
                  -----------------
validly existing and in good standing under the laws of the State of Delaware. The Buyer has delivered to the Seller complete and correct copies of its Certificate of Incorporation, as amended, and its By-Laws.

         4.2      Authorization.  The Buyer has all power and authority to
                  --------------
execute and deliver this Agreement and the other documents and instruments to be delivered pursuant to this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Buyer of this Agreement and the consummation of the transactions contemplated hereby by the Buyer have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws effecting creditors rights generally and to general principles of equity.

         4.3      No Conflicts; Approvals.
                  ------------------------

                  (a) Neither the xecution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by the Buyer will (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-Laws of the Buyer, (ii) result in any conflict with, breach of, or default (or give rise to any right of termination, cancellation or acceleration or loss of any right or benefit) under or require any consent or approval which has not been waived or obtained prior to the Closing with respect to any of the terms, conditions or provisions of any indenture, lease, agreement, permit, license, judgment or other instrument to which the Buyer is a party or by which the Buyer or any of its properties may be bound or (iii) violate any order, law, rule or regulation applicable to the Buyer or by which the Buyer or any of its properties is bound.

                  (b) action, consent or approval by, or filing by the Buyer with, any federal, state, municipal, foreign or other court or governmental body or agency, or any other regulatory body or any other person, is required in connection with the execution and delivery by the Buyer of this Agreement or the consummation by the Buyer of the transactions contemplated hereby, except any filing, consent or approval that has been made or obtained prior to the Closing.

         4.4      Brokers and Finders.  Neither the Buyer nor any member,
                  --------------------
officer, or employee of the Buyer has incurred any liabilities for any brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

         4.5      Financial Ability.  The Buyer has the financial ability to
                  ------------------
consummate the transactions and perform its obligations, as contemplated by this Agreement.

5.                Covenants.

         5.1      Covenant Not to Compete.  In furtherance of the sale to Buyer
                  ------------------------
of the Transferred Assets, for a period of five (5) years following the Closing Date (the "Covenant Period"), neither the Industries Group, so long as they are owned, directly or indirectly by IVAX, nor IVAX shall, directly or indirectly (other than through an entity (an "Acquired Entity") acquired by IVAX or its affiliates after the date hereof and during the Covenant Period which is not primarily engaged in the Prohibited Business (as hereafter defined)), compete with Buyer, anywhere in the world, in the Business as conducted by the Industries Group prior to the Closing (the "Prohibited Business"); provided, however, that nothing herein shall be construed to prevent the Industries
Group from owning, as an investment, up to 5% of a class of equity securities issued by any competitor of Buyer that is publicly traded and registered under
Section 12 of the Securities Exchange Act of 1934. In the event that the Acquired Entity is engaged in the Prohibited Business, IVAX or its affiliates as the case may be, shall (to the extent it directly or indirectly controls such Acquired Entity) within 60 days after the acquisition, offer to sell to the Buyer the assets relating exclusively to the Prohibited Business on terms and conditions and for a purchase price to be mutually agreed to by the parties (IVAX hereby agreeing to furnish or cause to be furnished, to the Buyer such access to information concerning the Prohibited Business as shall be reasonably necessary for the Buyer to respond to such offer). In the event the parties are unable to agree upon a purchase price for such assets within 60 days after the Buyer is offered to purchase such assets, then IVAX shall thereafter offer to sell such assets to the Buyer for cash in an amount equal to the fair market value of such assets (the "Appraised Value") as determined by a nationally recognized independent investment banking firm mutually selected by IVAX and the Buyer and otherwise on terms and conditions as shall be agreed to by the parties. The Buyer shall have a period of 15 days after determination of the purchase price by such investment banking firm in which to notify IVAX or its affiliates, as the case may be, of its desire to accept or decline such offer. If the Buyer declines or fails to accept such offer and thereafter IVAX or its affiliates shall, within the shorter of (i) one year after acquisition of the Prohibited Business or (ii) the remaining period under the Covenant Period, determine to sell the assets related to the Prohibited Business to any third party for a purchase price less than the Appraised Value, the Buyer shall have a right of first refusal, exercisable within 30 days, to purchase such assets on the same terms and conditions as were offered to such third party. Any sale to the Buyer of assets pursuant to this Section 5.1 shall be consummated as promptly as practicable. In the event of a breach by the Industries Group of any of the provisions of this Section 5.1, Buyer may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions hereof. If the period of time or territory of any restriction set forth in this Section 5.1 shall be adjudged unreasonable in any proceeding, the period of time shall be reduced by such number of months or the territory shall be reduced by the elimination of such unreasonable portion thereof, or both, so that such restrictions may be enforceable for such time and in the manner adjudged to be reasonable. The running of the Covenant Period set forth in this Section 5.1 shall be tolled with respect to the Industries Group and their affiliates during the continuance of any actual breach thereof, but only if the Buyer notifies IVAX that it believes that such a breach is occurring and of the facts giving rise to such breach promptly after the Buyer becomes aware of such breach and only if it is determined by agreement of the parties or by a court of competent jurisdiction that such a breach has occurred.

          5.2   Transferred  Employees.  Buyer agrees to offer employment to the
                -----------------------
listed employees of the Industries Group ("Transferred Employees") and on such terms as are set forth on Schedule 5.2. Effective as of the Closing Date, each Transferred Employee shall be offered employment at will by Buyer at a salary or hourly rate not less than that indicated on Schedule 5.2 and, upon the Transferred Employee's acceptance thereof, the employment by Seller of the Transferred Employee shall terminate. Buyer shall provide such benefits, holidays, vacation days and the like to the Transferred Employees as Buyer provides to its employees generally. Except to the extent accrued on the Closing Date Balance Sheet, Seller shall be responsible to the Transferred Employees for all compensation for past services and benefits accrued to the Closing Date (including wages and accrued vacation) to which they may be entitled. Seller shall cooperate with Buyer in the orderly transfer of the Transferred Employees to Buyer. In administering employee benefit plans for the Transferred Employees after the Closing Date, Buyer will credit each Transferred Employee solely for vesting and eligibility purposes with all years of service of such Transferred Employee credited for such purpose with the Industries Group. Without limiting the generality of the foregoing, no waiting period or exclusion from coverage of any pre- existing medical condition shall apply to the Transferred Employees' participation in any employee benefit plan of Buyer after the Closing Date if such Transferred Employee was a participant in Seller's benefit plans for at least thirty days prior to the date of employment of such Transferred Employee by Buyer. Notwithstanding anything herein to the contrary, Buyer shall be responsible for and assume all compensation, benefits and severance of Transferred Employees to the extent accrued on the Closing Date Balance Sheet. Buyer shall promptly reimburse IVAX and/or Seller for any and all payments made to or for the benefit of an employee of Seller in connection with the termination of an employee's employment with Seller ("Severance Payments") made by IVAX and/or Seller to any person who is not a Transferred Employee but who was an employee of the Seller and involved in the conduct of the Business during the one (1) month period ending on the Closing Date and who is employed with Buyer within one (1) year after the Closing Date.

          5.3    Further Assurances. The parties shall deliver any and all other
                 -------------------
instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, the provisions of this Agreement, including without limitation all instruments of transfer as may be necessary or desirable to transfer ownership of the Transferred Assets and effect assumption of the Assumed Liabilities and to consummate the transactions contemplated by this Agreement.

          5.4    Publicity.  The parties agree to cooperate in issuing any press
                 ----------
release or other public announcement concerning this Agreement or the trans-actions contemplated hereby. Nothing contained herein shall prevent any party from at any time furnishing any information to any governmental authority which it is by law or otherwise so obligated to disclose or from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations under applicable law or stock exchange rules.

          5.5    Use of Names. Immediately upon consummation of the Closing,
                 -------------
Buyer shall cease using any and all trade names and any other names, trademarks, logos and trade dress of Seller not included in the Intellectual Property (collectively, the "Trademarks"), including without limitation those containing the word "IVAX"; provided, however, that Buyer shall have the royalty-free right to use the inventory, products, labels, invoices, promotional materials, packaging and containers included in the Inventory ("Materials") until the earlier of (i) the date twelve (12) months after the Closing Date, or
(ii) such time as such Materials are depleted.

          5.6    Delivery of Property  Received After  Closing.  From and after
                 ----------------------------------------------
the date hereof, (a) Buyer shall promptly transfer and deliver to Seller any cash, checks (properly endorsed) or other property, including mail, which Buyer may receive and which may belong to the Industries Group, and (b) the Industries Group shall promptly transfer and deliver to Buyer any cash, checks (properly endorsed) or other property, including mail, which the Industries Group may receive and which may belong to Buyer.

          5.7    Post Closing  Financial  Statements.  Within 60 days after the
                 ------------------------------------
Closing, Seller shall deliver to Buyer an audited statement of net assets to be acquired as of December 31, 1996 and, if requested by Buyer within 60 days after the Closing, as of December 31, 1995, and an audited statement of revenues and expenses for the year or years then ended, in each case, in compliance with Regulations 3-01 and 3-02 of Regulation S-X promulgated by the Securities and Exchange Commission. Buyer shall pay all fees and costs of Seller's accountants incurred in connection with the preparation and audit of the December 31, 1995 financial statements.

          5.8   Seller's Access.  After the Closing Date, the Buyer shall permit
                ----------------
the Seller reasonable access during normal business hours, upon not less than five (5) days' prior notice, to all books, records and files of the Business transferred pursuant to this Agreement, relating to a period prior to the Closing Date, and to any employees of the Buyer formerly employed by the Seller, as may be necessary or advisable in connection with the preparation of the tax returns of Seller and/or IVAX, the prosecution or defense of any tax audits or third party claims, suits, actions or proceedings by or against the Seller and/or IVAX relating to the Business, to collect accounts receivable repurchased by Seller pursuant to this Agreement, or as is otherwise reasonably requested by Seller and/or IVAX. Buyer agrees to retain all such books and records for a period of not less than seven (7) years after the Closing Date in order to afford the Seller such access, and the Seller shall have the right at any reasonable time to make copies thereof. If Buyer or any of its affiliates shall desire in accordance with its normal record keeping practices, to dispose of any of such books, records and files, after two years following the Closing Date, but prior to the expiration of such seven-year period, Buyer shall, prior to such disposition, give IVAX a reasonable opportunity at IVAX's expense, to segregate and remove such books, records and files as IVAX may select.

          5.9     CPN Litigation. Buyer shall assume control of the litigation
                  ---------------
identified on item 1 of Schedule 3.13 (the "Assumed Litigation") and shall conduct the Assumed Litigation in a good faith manner. Seller and IVAX shall remain liable and responsible only for damages, losses and claims assessed against Seller, IVAX, Ecolab or Buyer or any of their respective affiliates in connection with a judgment rendered in, or settlement of, the Assumed Litigation which arise out of or are attributable to actions of Seller, IVAX or Ecolab or any of their respective affiliates prior to the Closing Date. Buyer shall be liable and responsible only for damages, losses and claims assessed against Seller, IVAX, Ecolab or Buyer or any of their respective affiliates in connection with a judgment rendered in, or settlement of, the Assumed Litigation which arise out of or are attributable to actions of Buyer or its affiliates after the Closing Date. From and after the Closing Date, Buyer shall be responsible for all fees, costs and expenses of conducting the Assumed Litigation (other than the fees and expenses of counsel incurred in defending the counterclaims against Seller, IVAX or Ecolab relating to the conduct of Seller, IVAX or Ecolab), including with respect to Seller's claims of patent infringement, the defense of the validity of the patents, and the appeal of the ruling with respect to the reexamined patent. Buyer shall not settle or voluntarily dismiss all or any part of the Assumed Litigation without the prior written consent of IVAX and Seller, except that neither Seller's nor IVAX's consent to any such settlement may be withheld if the terms of such settlement or dismissal do not impose on Seller, IVAX or Ecolab any financial or other liability, obligation or restriction (other than the payment of its own fees and expenses) and such party receives an appropriate written release of any claims being asserted against it, in a form reasonably acceptable to such party, and further provided that if IVAX does not consent to any settlement or dismissal by Buyer of that portion of the Assumed Litigation involving Seller's patent infringement claims and reexamination of the patent, Buyer shall have the right, exercisable upon written notice to IVAX, to require IVAX to reassume control of such portion of the Assumed Litigation which Buyer seeks to settle or dismiss, in which event IVAX shall (or shall, pursuant to Section 7.8 of the Ecolab Purchase Agreement, cause Ecolab to) assume control and thereafter IVAX or Ecolab, as the case may be, shall be solely responsible for all costs relating to the conduct thereof. Each of the parties hereto will execute all necessary documents to make any such action effective, and Buyer shall cooperate with IVAX (or, at the direction of IVAX, with Ecolab) to the extent necessary to enable IVAX or Ecolab, as the case may be, to continue the conduct of such portion of the Assumed Litigation. Seller shall have the right to participate in the Assumed Litigation at its own expense to the extent of any claims made therein for which Buyer is not responsible as provided herein. The parties will provide each other with such information and data regarding the Assumed Litigation as each such party reasonably requests and Seller and IVAX shall use reasonable efforts to make available to Buyer for consultation, testimony and related matters in connection with the conduct of the Assumed Litigation, such personnel and advisors (including counsel) of IVAX or Seller as may reasonably be requested by Buyer. IVAX shall also request, pursuant to Section 7.8 of the Ecolab Purchase Agreement, the availability of such personnel of Ecolab as may reasonably be requested by Buyer. This Section 5.9 sets forth the responsibilities and liabilities, rights and remedies of IVAX and Seller on the one hand, and Buyer on the other, vis-a-vis each other, in respect of the Assumed Litigation and nothing expressed or implied in this Section 5.9 is intended, or shall be construed, to confer upon or give any person or entity (including, without limitation, Ecolab) other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Section 5.9.

          5.10     Accounts Receivable.  With respect to the accounts receivable
                   --------------------
included in the Transferred Assets and acquired by Buyer pursuant to this Agreement, (i) Buyer shall use reasonable and customary efforts to collect such accounts receivable; and (ii) as to each such account receivable that is not collected by the date which is 120 days after the Closing Date, Buyer, during the five (5) business day period commencing after the expiration of such 120 day period (said period of five business days is sometimes referred to herein as the "AR Assignment Period"), shall have the right to require Seller to repurchase such receivable, on an invoice-by-invoice basis, for a price equal to the amount thereof included on the Closing Date Balance Sheet, less any payments, credits or other reductions in the amount thereof received or occurring after the Closing Date. The right of Buyer hereunder to require Seller to repurchase such an account receivable shall be exercisable by written notice given by Buyer to Seller during (and shall terminate upon expiration of ) the AR Assignment Period with respect thereto, which notice shall include the written certification of the chief financial officer, controller or assistant controller of Buyer that such receivable has not been collected, credited or reduced in whole or in part. Not later than five
(5) business days after Seller receives such an exercise notice and certification, Seller shall pay to Buyer the repurchase price for the applicable receivable, payable by check or wire transfer at Buyer's option, to such account as is designated by Buyer, provided Seller shall have received from Buyer such written assignment instruments and other documents as it may reasonably request for the purpose of conveying to Seller right and title to the receivable. Buyer also agrees to provide Seller with all information relating to the receivable, including, the payment and collection experience with the account debtor, as Seller shall reasonably request to assist it in collecting such receivable. The rights of Buyer and the obligations of Seller under this Section 5.10 shall not apply to any receivable or portion thereof as to which Buyer has granted the obligor thereon a release, waiver or other excuse from payment thereof including any such release granted in connection with a compromise or settlement of such account. All amounts received from account debtors from and after the Closing Date shall be applied first against the oldest invoice of such debtor unless such debtor, without direction or encouragement by Buyer, shall have directed otherwise and such debtor has made a claim or dispute against Seller with respect to an older invoice.

          5.11 Discharge of Permitted Encumbrances.  The Seller agrees to
               ------------------------------------
satisfy and discharge, as the same shall become due and payable, any Permitted Encumbrances arising from the operation of the Business prior to the Closing Date (other than those related to Assumed Liabilities) which attach and vest on any of the Transferred Assets.

          5.12 AGF Litigation.  The Buyer shall assume control of the litigation
               --------------
identified on item 2 of Schedule 3.13 (the "AGF Litigation") and shall conduct the AGF Litigation in a good faith manner. The Seller and IVAX shall remain liable and responsible only for damages, losses and claims assessed against the Seller, IVAX or the Buyer or any of their respective affiliates in connection with a judgment rendered in, or settlement of, the AGF Litigation which arise out of or are attributable to actions of the Seller or IVAX or any of their respective affiliates prior to the Closing Date. The Buyer shall be liable and responsible for all damages, losses and claims assessed against the Seller, IVAX or the Buyer or any of their respective affiliates in connection with a judgment rendered in, or settlement of, the AGF Litigation which arise out of or are attributable to actions of the Buyer or its affiliates after the Closing Date. From and after the Closing Date, the Buyer shall be responsible for all fees, costs and expenses of conducting the AGF Litigation. The Buyer shall not settle or voluntarily dismiss all or any part of the AGF Litigation without the prior written consent of IVAX and the Seller, except that neither the Seller's nor IVAX's consent to any such settlement may be withheld if the terms of such settlement or dismissal do not impose on the Seller or IVAX any financial or other liability, obligation or restriction and such party receives an appropriate written release of any claims being asserted against it, in a form reasonably acceptable to such party, and further provided that if IVAX does not consent to any settlement or dismissal by Buyer of that portion of the AGF Litigation for which Seller is responsible as provided herein, Buyer shall have the right, exercisable upon written notice to IVAX, to require IVAX to reassume control of such portion of the AGF Litigation which Buyer seeks to settle or dismiss, in which event IVAX shall assume control and thereafter IVAX shall be solely responsible for all costs relating to the conduct thereof. Each of the parties hereto will execute all necessary documents to make any such action effective, and Buyer shall cooperate with IVAX to the extent necessary to enable IVAX to continue the conduct of such portion of the AGF Litigation. Seller shall have the right to participate in the AGF Litigation at its own expense to the extent of any claims made therein for which Buyer is not responsible as provided herein. The parties will provide each other with such information and data regarding the AGF Litigation as each such party reasonably requests and the Seller and IVAX shall use reasonable efforts to make available to the Buyer for consultation, testimony and related matters in connection with the conduct of the AGF Litigation, such personnel and advisors (including counsel) of IVAX or the Seller as may reasonably be requested by the Buyer.

6.                Survival; Indemnification.

          6.1     Survival.  The  representations and warranties of the parties
                  ---------
contained herein shall survive the Closing for a period of two years following the Closing Date, except that the representations and warranties set forth in
Section 3.10 and those relating to tax matters shall survive until 90 days after the expiration of the applicable statute of limitations.

          6.2     Indemnification by IVAX. Subject to the limitations  contained
                  -----------------------
in this Article 6, IVAX will indemnify, defend, protect, and hold harmless the Buyer and each of its officers, directors and employees from and against (a) all losses, claims, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including without limitation reasonable attorneys' fees and expenses of investigation) and damages (excluding punitive damages)
(collectively "Losses") caused by or arising out of any breach of any representation, warranty covenant or agreement of IVAX or the Industries Group set forth in this Agreement; (b) any failure by the Industries Group to pay or discharge any tax liabilities relating to Business arising or accrued through the Closing Date (except as otherwise provided in this Agreement) and (c) all Losses arising from any liabilities of the Business relating to the period prior to the Closing Date which were not specifically assumed hereunder.

          6.3     Limitations. Notwithstanding any provisions contained in this
                  ------------
Agreement to the contrary, the obligations of IVAX as set forth in this Article 6 shall be subject to and limited by the following:

                  (a) No claim for indemnification under Section 6.2(a) shall be made unless written notice is provided to IVAX within the time period specified for such breach of representation and warranty in Section 6.1 hereof. No claim for indemnification shall be made under Sections 6.2(b) and (c) unless written notice is provided to IVAX within ninety (90) days after the expiration of the applicable statute of limitations. If a claim for indemnification may be made or brought under either 6.2(a), (b) or (c), then the shortest period available for bringing any such claim shall be deemed applicable and any claim or demand which may be made after the period has expired from bringing such claim under any one of the aforementioned provisions shall be deemed thereafter barred hereunder.

                  (b) In determining the extent of any Losses which the Buyer suffers or becomes subject to as a result of matters for which it is entitled to indemnification under this Article 6, appropriate deductions shall be made for any insurance proceeds actually collected by the Buyer or its affiliates, it being acknowledged that the Buyer shall take reasonable actions to pursue such collection.

                  (c) IVAX's (and its affiliates') aggregate obligations to indemnify the Buyer under this Agreement shall in no event exceed the amount of the Purchase Price less the amount of the Closing NBV. IVAX (and its affiliates) shall in no event be liable for any consequential, special or incidental Losses except for any such Losses payable to third parties in connection with a Third Party Claim (as hereinafter defined).

                  (d) In determining the Losses incurred by the Buyer here-under, and the amount to be paid pursuant to the provisions of Article 6 hereof, the tax benefits related to the payment of any Losses shall be taken into account and the indemnification payment shall be net of all tax effects, including any tax effect associated with the receipt of the indemnification payment.

                  (e) In no event shall any of the Industries Group have any liability or responsibility or obligations of any nature whatsoever with respect to the breach of any representation, warranty or covenant contained in this Agreement, or fulfillment of any indemnification obligations hereunder, it being understood that IVAX has sole responsibility for any such matters. The Buyer specifically agrees to and acknowledges the foregoing and agrees not to make any demand or claim or to bring any action or proceeding against any of the Industries Group or their successors or assigns after the Closing for any matter of any nature whatsoever relating to this Agreement or the transactions contemplated hereby.

         6.4      Indemnification by the Buyer.  Subject to the limitations con-
                  -----------------------------
tained in this Article 6, Buyer will indemnify, defend, protect, and hold harm-less the Industries Group and IVAX and each of their respective officers, directors and employees from and against (a) all Losses caused by or arising out of any breach of any representation, warranty covenant or agreement of the Buyer set forth in this Agreement; (b) any failure by the Buyer to pay or discharge any tax liabilities relating to Business arising or accrued after the Closing Date, (c) all Losses arising from the operation of the Business after the Closing Date, and (d) all Losses arising from the use by the Buyer or any other person of the name "IVAX" or any derivation thereof in connection with the conduct of the Business after the Closing Date, excluding any claims relating to the ownership of the name "IVAX" (the provision of this Section 6.4(d) being solely for the benefit of IVAX). No claim for indemnification under Section 6.4(a) shall be made unless written notice is provided to the Buyer within the time period specified for such breach of representation and warranty in
Section 6.1 hereto.  No claim for indemnification shall be made under Section
(b), (c) or (d) shall be made unless written notice is provided to the Buyer or the Subsidiary within

90 days after the expiration of the applicable statue of limitations. If a claim for indemnification may be made or brought under either 6.4(a), (b), (c) or (d), then the shortest period available for bringing any such claim shall be deemed applicable and any claim or demand which may be made after the period has expired from bringing such claim under any one of the aforementioned provisions shall be deemed thereafter barred hereunder.

         6.5      Limitations.      Notwithstanding any provisions contained in
                  ------------
this Agreement to the contrary, the obligations of the Buyer as set forth in this Article 6 shall be subject to and limited by the following:

                  (a) In determining the extent of any Losses which the Industries Group or IVAX suffers or becomes subject to as a result of matters for which it is entitled to indemnification under this Article 6, appropriate deductions shall be made for any insurance proceeds actually collected by IVAX or its affiliates, it being acknowledged that IVAX shall take reasonable actions to pursue such collection.

                  (b) Buyer (and its affiliates) shall in no event be liable for any consequential, special or incidental Losses and shall only be liable for actual direct out-of-pocket expenses expended by IVAX and the Industries Group.

                  (c) In determining the Losses incurred by IVAX or the Industries Group hereunder, and the amount to be paid pursuant to the provisions of Article 6 hereof, the tax benefits related to the payment of any Losses shall be taken into account and the indemnification payment shall be net of all tax effects, including any tax effect associated with the receipt of the indemnifi-cation payment.

         6.6      Exclusive Remedy.  Except for any claim involving fraud, the
                  -----------------
sole and exclusive remedy for the breach of any representation, warranty or covenant of this Agreement or otherwise relating to this Agreement shall be the indemnification provisions contained in this Article 6 (other than specific performance with respect to the covenants in Sections 5.1 and 7.2 to the extent provided for therein).

         6.7      Procedures for Claims Arising from a Third Party Claim.  In
                  -------------------------------------------------------
the case of any claim for indemnification arising from a claim made by a claimant not a party to this Agreement and not affiliated with any of such parties (a "Third Party Claim"), an indemnified party shall give prompt written notice, in no event more than thirty (30) days following such indemnified party's receipt of such claims or demand, to the indemnifying party of any claims or demand of which such indemnifying party has knowledge and as to which it may request indemnification hereunder. The indemnifying party shall have the right to defend and to direct the defense against any such claims or demand, in its name or in the name of the indemnified party, as the case may be, at the expense of the indemnifying party, and with counsel selected by the indemnifying party. Notwithstanding anything in this Agreement to the contrary, the indemni-fied party shall, at the expense of the indemnifying party, cooperate with the indemnifying party, and keep the indemnifying party fully informed, in the defense of such claim or demand. The indemnified party shall have the right to participate in the defense of any claim or demand with counsel employed at its own expense. The indemnifying party shall have no indemnification obligations with respect to any such claim or demand which shall be settled by the indemnified party without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. The indemnifying party shall have the ability to settle any claim with the prior
written  consent  of  the  indemnified   party,   which  consent  shall  not  be
unreasonably withheld or delayed. Any settlement involving solely the payment of monies by the indemnifying party shall presumptively be deemed reasonable.

         6.8      Method of Payment.  All claims for indemnification shall be
                  ------------------
paid in cash.

7.                Nondisclosure Of Confidential Information.

         7.1      The Industries  Group. The Industries Group recognizes and
                  ----------------------
acknowledges that it has in the past, currently has, and in the future may possibly have, access to certain confidential information about the Transferred Assets, such as lists of customers, operational policies, and pricing and cost policies. The Industries Group agrees that it will not use any such confidential information for its own benefit or disclose such confidential information to any person or entity for any purpose whatsoever, except to the Buyer, unless such information becomes known to the public generally through no fault of the Industries Group or unless the Industries Group is required by law or subpoena to disclose such information. If the Industries Group is requested to provide such information pursuant to requirements of applicable law or by subpoena, it shall notify the Buyer as promptly as possible and shall allow the Buyer the opportunity to oppose such request or to seek an appropriate protective order. Notwithstanding the preceding, the Industries Group may use and disclose its confidential information in connection with (i) the sale or disposition of its stock or assets, provided such disclosure is limited to information which (a) is shared among Industries Group's operating divisions and which is not exclusively related to the Business or (b) relates to liabilities or obligations of the Industries Group which are not Assumed Liabilities; (ii) the performance of any of its obligations to Buyer under this or any other agreement with Buyer; (iii) as required by law; and (iv) in the course of any litigation brought by or against the Industries Group or their respective successors arising from the transactions contemplated hereby.

         7.2      Remedies.  The parties acknowledge and agree that, because
                  ---------
legal remedies may be inadequate in the event of a breach of any of the covenants set forth in Section 7.1, in addition to any other remedy or relief available (including without limitation damages at law), the provisions of
Section 7.2 may be enforced by injunction and other equitable relief.

8.                General.

         8.1      Bulk Sales Laws.  Each of the Seller and the Buyer hereby
                  ---------------
waives compliance by each other with the so-called "bulk sales law" and other similar law in any jurisdiction in respect of the transactions contemplated by this Agreement.

         8.2      Best Knowledge.  References herein to the "Best Knowledge" of
                  ---------------
the Seller or IVAX or any similar phrase shall be deemed to mean and be limited to the actual knowledge of Gerald Saluti, Ph.D., Robert Allen, Charles Stryker, Richard Metzler, Bud MacKillop, Joseph Diebold and Michael Abadi.

         8.3      Successors and Assigns.  This Agreement shall be binding upon
                  -----------------------
and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that, the obligations of any party hereto may not be assigned without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld. Notwith-standing anything contained in this Section 8.3 to the contrary, the Industries Group shall have the right to assign this Agreement (and any other writing referred to herein) to IVAX, without the consent of the Buyer, and upon the making of such assignment by the Industries Group and the assumption by IVAX of the Industries Group's obligations and liabilities thereunder, the Industries Group shall be released from any and all obligations or liabilities hereunder to Buyer and its successors and assigns, and the Buyer and its successors and assigns shall look solely to IVAX to fulfill any obligations or liabilities of the Industries Group which might otherwise have arisen in connection with this Agreement and the transactions contemplated hereby.

         8.4      Entire Agreement.  This Agreement, including the Schedules and
                  -----------------
Exhibits attached hereto and other writing referred to herein, contains every obligation and understanding between the parties relating to the subject hereof and supersedes all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any conditions, definitions, understandings, warranties or representations other than as expressly provided or referred to herein or therein.

         8.5      Amendment.  This Agreement may be modified or amended only by
                  ----------
a written instrument executed by the Buyer and the Seller.

         8.6      Counterparts.  This Agreement may be executed in any number of
                  -------------
counterparts which together shall constitute one instrument.

         8.7      Expenses.  Except as otherwise provided in this Agreement,
                  ---------
each of the parties hereto shall bear all expenses, costs and fees incurred by it or him in connection with the preparation of this Agreement, the consummation of the Closing and compliance by it or him with the terms and provisions hereof, including the fees and expenses of any attorneys, accountants, brokers or other persons engaged by it or him.

         8.8      Notices.  All notices, requests, consents and other communica-
                  --------
tions required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) sent by facsimile (with confirmation received of the recipient's number) to the numbers set forth below or shall be hand delivered by messenger or courier service, or mailed by registered or certified mail (postage prepaid), return receipt requested, or delivered by overnight delivery service, addressed to:

If to the Buyer, addressed to it at:

                  Sybron Chemicals Inc.
                  Birmingham Road, P.O. Box 66
                  Birmingham, New Jersey 08011
                  Attention:  President
                  Telecopy No.: (609) 894-8641
                  with a copy to:

                  David Gitlin, Esq.
                  Wolf, Block, Schorr and Solis-Cohen
                  Twelfth Floor Packard Building
                  S.E. Corner 15th and Chestnut Streets
                  Philadelphia, PA 19102-2678
                  Telecopy No.: (215) 977-2740

         If to the Industries Group or IVAX, addressed to it at:

                  IVAX Industries, Inc.
                  Rock Plaza III
                  101 Rock Road
                  Horsham, PA 19044
                  Attention:  President
                  Telecopy No.:  (215) 957-0428

                  and

                  IVAX Corporation
                  4400 Biscayne Boulevard
                  Miami, Florida 33137
                  Attention:  General Counsel
                  Telecopy No.: (305) 575-6049

                  with a copy to:

                  Steven D. Rubin, Esq.
                  Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. 150 West Flagler Street
                  Miami, Florida  33130
                  Telecopy No.:  (305) 789-3395

          Each such notice shall be deemed delivered (1) on the date delivered if by personal or overnight delivery, (2) on the date sent by telecopy if so sent, and (3) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

          By giving to the other parties prior written notice thereof, the parties and their respective successors and permitted assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses.

         8.9      Governing Law.  This Agreement shall be governed by and
                  --------------
construed in accordance with the internal laws of the State of Delaware without regard to principles of conflict of laws.

         8.10     No Waiver.  The failure of any party hereto to exercise any
                  ----------
right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

         8.11     No Third-Party Beneficiaries.  This Agreement is not intended
                  -----------------------------
to be for the benefit of and shall not be enforceable by any person or entity who or which is not a party hereto (or a permitted assign or successor to such party).

         8.12     Severability.  The provisions of this Agreement are severable,
                  -------------
and in the event that any one or more provisions are deemed illegal or unenforceable, the remaining provisions shall remain in full force and effect, and such illegal or unenforceable provision shall be interpreted in a manner which accomplishes, to the extent possible, the original purpose of such provision.

         8.13     Litigation; Prevailing Party.  In the event of any litigation
                  -----------------------------
with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.

         8.14     Headings.  The section and other headings of this Agreement
                  --------
are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

                                       IVAX INDUSTRIES INC. ("Seller")



                                       By:  /s/ Gerald M. Saluti, Ph.D.
                                       --------------------------------
                                       Name:    Gerald M. Saluti, Ph.D.
                                       Title:   President


                                       SYBRON CHEMICALS INC. ("Buyer")



                                       By:   /s/ Richard M. Klein, Ph.D.
                                       ---------------------------------
                                       Name:    Richard M. Klein, Ph.D.
                                       Title:   President and Chief Executive
                                                Officer

                      [Signatures continued on next page.]

                   [Signatures continued from previous page.]



                                       IVAX CORPORATION ("IVAX")



                                       By:  /s/  James M. Millsap
                                       --------------------------
                                       Name:    James M. Millsap
                                       Title:   Senior Vice-President


                                       IVAX INDUSTRIES CANADA, INC.
                                       ("IVAX Canada")



                                       By:  /s/  Gerald M. Saluti, Ph.D.
                                       ---------------------------------
                                       Name:    Gerald M. Saluti, Ph.D.
                                       Title:   Vice-President


                                       IVAX INDUSTRIES U.K., LTD.
                                       ("IVAX UK")



                                       By:  /s/  Gerald M. Saluti, Ph.D.
                                       ---------------------------------
                                       Name:    Gerald M. Saluti, Ph.D.
                                       Title:   Vice-President